                         CAPTEC NET LEASE REALTY, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     We will hold our Annual Meeting of Stockholders at           on Wednesday,
August 9, 2000 at           a.m., eastern time, for the following purposes:

          1. To elect nine directors, each to serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified;

          2. To vote on a stockholder proposal to amend Captec's bylaws to prohibit direct or indirect use of corporate funds to purchase insurance to secure Captec's officers, directors, or employees against liability for errors, omissions, breaches of fiduciary duty and torts;

          3. To vote on a stockholder proposal, which may be brought before the annual meeting recommending that the board of directors authorize an independent investigation of the circumstances leading to the proposed (and subsequently abandoned) restructuring;

          4. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on June 20, 2000 will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof. You are urged to complete, date and sign the enclosed white proxy card and return it in the enclosed envelope.

                                          By order of the Board of Directors,

                                          /s/ Edward G. Ptaszek
                                          Edward G. Ptaszek
                                          Secretary

Dated:           , 2000

                            YOUR VOTE IS IMPORTANT.
          PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD.

                         CAPTEC NET LEASE REALTY, INC.

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Captec Net Lease
Realty, Inc., to be held at                on Wednesday, August 9, 2000, at
          a.m., eastern time, and at any adjournment or postponement thereof. This proxy statement and the accompanying notice and proxy card will first be
sent to stockholders by mail on or about           , 2000.

     Annual Report. A copy of Captec's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the United States Securities and Exchange Commission (SEC) on March 30, 2000, is enclosed.

     Record Date; Shares Entitled to be Voted; Quorum. The Board of Directors has fixed the close of business on June 20, 2000 as the record date for determining the holders of shares of common stock who are entitled to notice of, and to vote at, the annual meeting. As of June 20, 2000, 9,508,108 shares of common stock were issued and outstanding. The holders of record of common stock on June 20, 2000 are entitled to one vote per share of common stock. Under Delaware law, abstentions and "broker non-votes," which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote, will be treated as present for purposes of determining the presence of a quorum.

     Solicitation and Revocation of Proxies. Shares of common stock represented by properly executed proxies received at or prior to the annual meeting that have not been revoked will be voted at the annual meeting in accordance with the instructions indicated on the proxies. Stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to ensure that their shares are voted. If the enclosed proxy card is signed and returned, the shares represented by the proxy card will be voted in accordance with any specification made in the proxy card by the stockholder. In the absence of any such specification, the shares will be voted:

     - to elect each of the director nominees set forth under "Election of Directors" below,

     - against the stockholder proposal described under "Stockholder Proposal" below,

     - against the proposal which may be raised at the meeting by a stockholder described under "Other Matters" below, and

     - in the discretion of management on any other matter which may properly come before the annual meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Attendance at the annual meeting will not, without additional action by the stockholder, revoke a proxy. Proxies may be revoked by:

     - Filing with the Secretary of Captec, at or before the taking of the vote at the annual meeting, a written notice of revocation dated later than the proxy card;

     - Executing a later dated proxy card relating to the same shares of common stock and delivering it to the Secretary of Captec, including by facsimile, before the taking of the vote at the annual meeting; or

     - Attending the annual meeting and voting in person.

     Any written revocation or subsequent proxy card should be sent so as to be delivered to Captec Net Lease Realty, Inc., 24 Frank Lloyd Wright Drive, Lobby L, 4th Floor, Ann Arbor, Michigan 48106, Attention: Corporate Secretary, or hand delivered to the Secretary of Captec or his representative at or before the taking of the vote at the annual meeting.

     If the annual meeting is postponed or adjourned, proxies given pursuant to this solicitation will be utilized at any subsequent reconvening of the annual meeting, except for any proxies that previously have been revoked or withdrawn effectively, and notwithstanding that proxies may have been effectively voted on the same or any other matter previously.

     This solicitation of proxies is made by and on behalf of the Board of Directors. Captec will bear the costs of soliciting proxies from its stockholders. Captec will pay Georgeson Shareholder Communications Inc. a fee of $30,000 plus reimbursement of out-of-pocket expenses and $4.50 for each telephone solicitation for its services in soliciting the return of the proxy cards. In addition to solicitation by mail, directors, officers and employees of Captec may solicit proxies by telephone, facsimile transmission, or otherwise. Directors, officers and employees of Captec will not be additionally compensated for any such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such materials.

     Vote Required. Captec's bylaws provide that the holders of the majority of the outstanding shares of common stock entitled to vote at a meeting, present in person or by proxy, constitute a quorum and that the affirmative vote of a majority of the shares represented and entitled to vote at a meeting where a quorum is present will decide any question brought before the meeting unless a greater proportion or number of votes is required by Captec's certificate of incorporation, bylaws or applicable law. The election of each director and approval of any other proposal which may come before the annual meeting will require the affirmative vote of a majority of the shares present at the annual meeting.

     Effect of Abstentions and Broker Non-Votes. For purposes of determining the election of directors or approval of any proposal to be presented at the annual meeting, abstentions and broker non-votes will be deemed present for purposes of constituting a quorum and entitled to vote and will have the same legal effect as a vote "against" each nominee for the Board of Directors, each of the stockholder proposals and any matter presented at the annual meeting.

     STOCKHOLDERS WITH QUESTIONS OR REQUESTS FOR ASSISTANCE IN VOTING SHARES OF COMMON STOCK SHOULD CONTACT:

                            GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                            17 STATE STREET
                            10TH FLOOR
                            NEW YORK, NY 10004
                            (800) 223-2064

                             ELECTION OF DIRECTORS

     Captec's bylaws establish the number of directors at not less than three nor more than fifteen members. The Board of Directors may increase or decrease the number of members of the Board of Directors. The Board of Directors has chosen to establish the number of directors at nine. At the annual meeting, shares of common stock represented by proxies, unless otherwise specified, will be voted for the election of the nine nominees named herein, each to serve until the next annual meeting and until his successor is duly elected and qualified.

     The following information is furnished concerning each nominee for election as a director. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management.

                                                                                            EXPIRATION
                                                                                             OF TERM
                                                                                 DIRECTOR   FOR WHICH
               NAME                 AGE           PRINCIPAL OCCUPATION            SINCE     NOMINATED
               ----                 ---   -------------------------------------  --------   ----------
Patrick L. Beach..................  44    Chairman of the Board of Directors,      1997        2001
                                          President and Chief Executive Officer
W. Ross Martin....................  39    Executive Vice President, Chief          1997        2001
                                          Financial Officer and Treasurer
H. Reid Sherard...................  52    Senior Vice President -- Sales and       1997        2001
                                          Marketing
Richard J. Peters.................  52    President, Penske Corporation            1997        2001
Creed L. Ford, III................  47    Chief Executive Officer, Kona            1997        2001
                                          Restaurant Group
William H. Krul, II...............  51    President, Miller-Valentine              1997        2001
                                          Construction, Inc.
Lee C. Howley.....................  53    President, Howley & Company              1997        2001
Albert T. Adams...................  49    Partner, Baker & Hostetler LLP           1998        2001
William J. Chadwick...............  52    Managing Director, Chadwick,             1998        2001
                                          Saylor & Co., Inc.

     Each of the nominees has engaged in the principal occupation or activity indicated for at least five years, except as follows.

     Mr. Beach also serves as the Chairman of the Board of Directors, President and Chief Executive Officer of Captec Financial Group, Inc., an affiliate. Mr. Martin also serves as the Senior Vice President and Chief Financial Officer of Captec Financial Group and Mr. Sherard also serves as the Senior Vice
President -- Sales and Marketing of Captec Financial Group. See "Certain Relationships and Related Transactions."

     Mr. Beach also serves as the Chief Executive Officer, President and Chairman of the Board of Directors of Captec Net Lease Realty Advisors, Inc., an affiliate. Mr. Martin also serves as the Executive Vice President and Chief Financial Officer and a Director of Captec Advisors. Pursuant to an August 29, 1997 Advisory Agreement, as amended, Captec Advisors, together with Captec Financial Group, provides Captec with certain investment and financial advisory services pertaining primarily to the acquisition, development and leasing of properties. See "Certain Relationships and Related Transactions."

     Mr. Peters has been the President of Penske Corporation since January 2000, and the President of R.J. Peters and Company, LLC since July 1997. During 1999, Mr. Peters served as President and Chief Executive Officer of Illitch Ventures, Inc. Mr. Peters served as the Chief Executive Officer, President and

Director of Penske Motor Sports, Inc. from January 1995 to July 1997. Mr. Peters is a director of Penske Corporation and United Auto Group.

     From 1976 until 1997 Mr. Ford served in numerous capacities with Brinker International, most recently as Chief Operating Officer and a director.

     Mr. Howley is a Director of Boykin Lodging Company, International Total Services, Inc. and LESCO, Inc.

     Mr. Adams is a Director of American Industrial Property REIT, Associated Estates Realty Corporation, Boykin Lodging Company, Developers Diversified Realty Corporation and Dairy Mart Convenience Stores, Inc. Mr. Adams is, and during the fiscal year ended December 31, 1999 was, a partner of Baker & Hostetler LLP, which Captec retained in 1999 and intends to retain in 2000 for various legal matters.

DIRECTOR COMPENSATION

     Each independent director is compensated at the rate of $16,000 per year. Each director also receives $1,000 for personal attendance at each meeting of the Board of Directors and of any committee or $250 for participation in any meeting by telephone. Upon completion of Captec's initial public offering in November 1997, Messrs. Peters, Ford, Krul and Howley each received 10-year options to purchase 5,000 shares of common stock, exercisable at $18.00 per share, all of which have vested. Upon election to the Board of Directors, in October 1998, Messrs. Adams and Chadwick each received 10-year options to purchase 5,000 shares of common stock, exercisable at $18.00 per share, 2,500 of which have vested and the remainder of which will vest in October 2000. On January 14, 1999, Captec granted 10-year options to purchase 5,000 shares of common stock at $12.97 to each of Mr. Adams, Mr. Chadwick, Mr. Ford, Mr. Howley, Mr. Krul and Mr. Peters, 2,500 of each of which have vested and 2,500 of each of which will vest on January 14, 2001.

     Directors who are not employees of Captec are eligible to participate in Captec's Directors' Deferred Compensation Plan. The deferred plan, which is administered by officers appointed by the Board of Directors who are not eligible participants, allows directors to defer receipt of the fees payable to them by Captec for their service as directors. The value of the amounts credited to a director in the deferred plan increases or decreases based on the market value of the common stock.

LITIGATION

     On April 24, 2000, Captec was notified that two lawsuits had been filed against Captec in the Court of Chancery of the State of Delaware in and for New Castle County.

     Steiner v. Beach, et al., C.A. 18005NC (Delaware Chancery Court)

     A complaint has been served on Captec by William Steiner, a stockholder, individually and on behalf of an alleged class consisting of the public stockholders of Captec, other than the defendants and any person related to or affiliated with the defendants, against Captec, Captec Financial Group, Inc., Captec Advisors and each of Captec's directors individually in the Court of Chancery of the State of Delaware in and for New Castle County. The allegations of the complaint arise from a December 20, 1999 Omnibus Agreement and Plan of Merger by and among Captec, Captec Acquisition, Inc., Financial Group and Captec Advisors, which provided for the merger of Acquisition with and into Financial Group and of Captec Advisors with and into Captec. The complaint alleges, among other things, that the defendants breached their fiduciary duties and other common law duties owed to the alleged class in approving the merger, the merger is unfair to Captec's stockholders, and the alleged class will be irreparably damaged if the merger is consummated. The complaint seeks a declaration that the suit is properly maintainable as a class action, the certification of Mr. Steiner as representative of the alleged class, a preliminary and permanent injunction against the merger, rescission of the merger in the event the merger is consummated prior to disposition of the claim, and compensatory damages and reasonable attorneys fees and expenses incurred by the alleged class.

     Bailey v. Beach, et al., C.A. 18006NC (Delaware Chancery Court)

     A complaint was filed by John W. Bailey, a stockholder individually and on behalf of an alleged class consisting of the public stockholders of Captec, other than the defendants, against Captec, Financial Group, Captec Advisors and each of Captec's directors individually in the Court of Chancery of the State of Delaware in and for New Castle County. The allegations of this complaint also arise from the December 20, 1999 merger agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties to the alleged class, the defendants failed to disclose material facts about the merger in seeking stockholder action with respect to the merger, the merger is unfair to Captec's stockholders, and the alleged class will be irreparably damaged if the merger is consummated. The complaint seeks a declaration that the suit is properly maintainable as a class action, the certification of Mr. Bailey as representative of the alleged class, a preliminary and permanent injunction against the merger, an order compelling the defendants to correct misrepresentations and omissions in the defendants' disclosures to stockholders concerning the merger, an order compelling the defendants to seek, consider and develop alternatives to the merger that would provide the best value available to the public stockholders, rescission of the merger in the event the merger is consummated prior to disposition of the claim, and compensatory damages and attorneys fees and expenses incurred by the alleged class. Captec has not been served with the complaint in this action.

     On May 1, 2000, the merger agreement was terminated and the mergers provided for therein were abandoned.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During the fiscal year ended December 31, 1999, the Board of Directors held four regular meetings and two special meetings. During 1999, each director attended at least 75.0% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any committee of the Board of Directors on which such director served. The Board of Directors has created a Compensation Committee and an Audit Committee and does not have a Nominating Committee.

     The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to Captec's financial statements and financial reporting processes. Since December 1998, the Audit Committee has consisted of Messrs. Peters, Ford and Adams. The Audit Committee recommends annually to the Board of Directors the engagement of Captec's independent public accountants, reviews the plans for, and results of, audit engagements, approves professional services provided by the independent public accountants, considers the range of audit and nonaudit fees, and reviews the independent public accountants' letter of comments and management's responses thereto, the adequacy of Captec's internal accounting controls, and major accounting or financial reporting
matters. The Audit Committee held           meetings in 1999. By unanimous
written consent dated June 13, 2000, the Board of Directors adopted a written charter for the Audit Committee, a copy of which is included as Appendix A to this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since December 1998, the Compensation Committee has consisted of Messrs. Howley, Krul and Chadwick. None of Messrs. Howley, Krul and Chadwick have been an officer or employee of Captec or have any financial relationship with Captec other than as disclosed herein.

COMPENSATION COMMITTEE REPORT

     Introduction. The Compensation Committee is responsible for determining the compensation to be paid to Captec's executive officers. The Compensation Committee also is responsible for making major policy decisions with respect to health care and other benefit plans and administers the Long-Term Incentive Plan. The Compensation Committee held one meeting in 1999.

     The Compensation Committee seeks (i) to provide competitive compensation that enables Captec to attract and retain qualified executives and align their compensation with Captec's overall business strategies, and (ii) to provide each executive officer with substantial incentive to work for the success of Captec through stock options, which provide for participation in Captec's growth and success. To achieve this goal, the Compensation Committee determines executive compensation with a focus on compensating executive officers based on their responsibilities and Captec's performance. The primary components of Captec's executive compensation program are (i) base salaries and certain other annual compensation, (ii) bonuses, and (iii) stock options.

     Base Salaries and Other Annual Compensation. The base salaries and certain other compensation for Captec's executive officers in 1999 were determined based upon the experience of the executives in the industry, together with comparisons of compensation paid by companies of similar size in the real estate investment trust industry. This compensation was determined after consulting with Captec's financial advisors.

     Messrs. Beach and Martin each have executed October 15, 1997 employment agreements, pursuant to which they received base salaries of $175,000 and $125,000, respectively, in 1999, health and life insurance and certain other benefits. The employment agreements also entitle Messrs. Beach and Martin to options to purchase 400,000 shares and 200,000 shares of common stock, respectively, for a period of 10 years at a purchase price of $18.00 per share pursuant to Captec's Long-Term Incentive Plan. See "Executive
Compensation -- Employment Agreements." The Compensation Committee believes that these annual compensation packages are commensurate with the experience and responsibility of Messrs. Beach and

Martin. The base salary for Ronald Max, Captec's Chief Investment Officer, was $125,000. Mr. Max does not have an employment agreement. Mr. Sherard is not paid a salary by Captec.

     Bonuses. The employment agreements each entitle Mr. Beach and Mr. Martin to an annual bonus on a sliding scale of 10.0% to 100.0% of annual base salary contingent and based upon the percentage increase of funds from operations ("FFO") per share in any calendar year from the prior calendar year. FFO was $1.95 per share in 1999, an increase of 7.1% as compared to FFO of $1.82 per share in 1998. Pursuant to their employment agreements, an increase in FFO per share of 5.0% to less than 10.0% results in a bonus equal to 25.0% of annual base salary. As a result, bonuses for 1999 were paid to Messrs. Beach and Martin in the amounts of $43,750 and $31,250, respectively.

     Stock Options. All of Captec's executive officers are eligible to receive options to purchase shares of common stock under the Long-Term Incentive Plan. Captec believes that stock options provide valuable motivation and long-term incentive to management. Stock option grants reinforce long-term goals by providing the proper nexus between the interests of management and the interests of Captec's stockholders. Pursuant to their employment agreements, Messrs. Beach and Martin have been granted 10-year options under the Long-Term Incentive Plan to purchase 400,000 and 200,000 shares of common stock, respectively, at $18.00 per share. Mr. Max has been granted 10-year options to purchase 50,000 shares of common stock at $18.00 per share. Mr. Sherard has been granted 10-year options to purchase 100,000 shares of common stock at $18.00 per share. Options to purchase 266,667, 133,333 and 33,333 shares of common stock by Messrs. Beach, Martin and Max, respectively, have vested and the remainder of these options granted to Messrs. Beach, Martin and Max will vest on November 12, 2000. The number of options granted initially to Messrs. Beach, Martin and Max was determined through consultation with the managing underwriters of Captec's initial public offering and based on the expected contribution of each of them to Captec. Mr. Sherard's options to purchase 33,333 of these shares have vested and the remainder of these options will vest on May 8, 2001. See "Election of Directors -- Nominees for Election at the Annual Meeting -- Directors' Compensation" for a description of the stock options granted to the non-management directors.

     On January 14, 1999, Captec granted 10-year options to purchase Captec's common stock at $12.97 per share as follows: Mr. Beach -- 60,000 shares; Mr. Martin -- 30,000 shares; Mr. Sherard -- 15,000 shares; and Mr. Max -- 15,000 shares. These options vest ratably on January 14 of each of 2000, 2001 and 2002. In granting these options, the Compensation Committee considered that Captec's FFO per share had increased approximately 49.0% during 1998, and that it was the intent of the Compensation Committee and the purpose of the Long-Term Incentive Plan for management to be rewarded for such performance with stock option grants.

                                          William J. Chadwick
                                          Lee C. Howley
                                          William H. Krul, II

                             EXECUTIVE COMPENSATION

     The following information is provided for each of Captec's executive officers.

SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                            -----------------------------------
                                             ANNUAL COMPENSATION(1)                       AWARDS
                                        ---------------------------------   -----------------------------------
                                                                OTHER       RESTRICTED                 ALL
                                                                ANNUAL        STOCK       STOCK       OTHER
          NAME AND             FISCAL    SALARY     BONUS    COMPENSATION    AWARD(S)    OPTIONS   COMPENSATION
     PRINCIPAL POSITION         YEAR      ($)        ($)        ($)(2)         ($)       (#)(3)        ($)
     ------------------        ------   --------   -------   ------------   ----------   -------   ------------
Patrick L. Beach.............   1999    $175,000   $43,750                                60,000
Chairman, President and         1998    $150,000   $60,000
Chief Executive Officer         1997    $ 11,538                                         400,000
W. Ross Martin...............   1999    $125,000   $31,250                                30,000
Executive Vice President and    1998    $100,000   $40,000
Chief Financial Officer         1997    $  7,692                                         200,000
H. Reid Sherard(4)...........   1999    $     --        --          --         --         15,000         --
Senior Vice President           1998    $     --        --          --         --        100,000         --
Sales and Marketing
Ronald Max...................   1999    $125,000   $22,000     $14,166                    15,000
Vice President and Chief        1998    $100,000        --     $28,973
Investment Officer              1997    $  7,692        --          --         --         50,000       $300

---------------
(1) 1997 amounts reflect compensation paid by Captec from November 18, 1997 (the date of Captec's initial public offering) through December 31, 1997. Captec did not pay any compensation prior to November 18, 1997.

(2) Total perquisites and other personal benefits for each of the executive officers do not exceed the threshold amounts specified in the regulations promulgated by the United States Securities and Exchange Commission.

(3) Granted pursuant to Captec's Long-Term Incentive Plan.

(4) Amounts paid to Mr. Sherard in 1998 reflect compensation paid by Captec from May 8, 1998 (the date upon which Mr. Sherard was employed by Captec) through December 31, 1998.

EMPLOYMENT AGREEMENTS

     Messrs. Beach and Martin each have executed October 15, 1997 employment agreements with Captec. Each agreement provides for an initial three-year term that is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement at the end of the then-applicable term by giving written notice of termination on or before November 30 of any year. Each agreement provides for the annual base salary, stock options, bonus, medical and dental benefits, vacation and sick leave, life insurance and certain additional compensation. Mr. Sherard and Mr. Max do not have employment agreements. See "Compensation Committee Report."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                                                            VALUE OF
                                                                        NUMBER OF          UNEXERCISED
                                                                       UNEXERCISED        IN-THE-MONEY
                                                                        OPTIONS AT      OPTIONS AT FISCAL
                                              SHARES       VALUE     FISCAL YEAR-END      YEAR-END ($)
                                           ACQUIRED ON    REALIZED   (#) EXERCISABLE/     EXERCISABLE/
                  NAME                     EXERCISE (#)     ($)       UNEXERCISABLE       UNEXERCISABLE
                  ----                     ------------   --------   ----------------   -----------------
Patrick L. Beach.........................      --           --       266,667/193,333           --
W. Ross Martin...........................      --           --        133,333/96,667           --
H. Reid Sherard..........................      --           --         33,333/81,667           --
Ronald Max...............................      --           --         33,333/31,667           --

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of common stock as of June 1, 2000, by: (a) Captec's directors (all of whom are also nominees for director); (b) each other person who is known by Captec to own beneficially more than 5.0% of the outstanding shares of common stock; (c) each of Captec's executive officers; and (d) Captec's executive officers and directors as a group. Unless otherwise stated, the following beneficial owners have sole voting power and sole investment power for all shares of common stock set forth opposite their names.

                                                                     FEBRUARY 1, 2000
                                                              ------------------------------
                                                              SHARES BENEFICIALLY   PERCENT
                      BENEFICIAL OWNER                             OWNED(1)         OF CLASS
                      ----------------                        -------------------   --------
Patrick L. Beach(2).........................................         872,456          8.9%
W. Ross Martin(3)...........................................         385,295          4.0%
H. Reid Sherard(4)..........................................          71,639             *
Ronald Max(5)...............................................          38,334             *
Richard J. Peters(6)........................................          13,800             *
Creed L. Ford, III(6).......................................           8,500             *
William H. Krul, II(6)......................................           8,500             *
Lee C. Howley(6)............................................          20,500             *
Albert T. Adams(6)..........................................          10,000             *
William J. Chadwick(6)......................................          45,000             *
The Public Institution For Social Security..................         527,778          5.2%
Boston Partners Asset Management L.P.(7)....................         480,000          5.0%
Salomon Smith Barney Holdings, Inc.(8)......................         983,850          9.7%
Marsh & McLennan Companies, Inc.(9).........................         496,374          5.2%
All officers and directors as a group.......................       1,474,024         14.7%

---------------
 *  Less than 1.0%

(1) Excludes shares of common stock subject to options not exercisable within 60 days.

(2) Includes options exercisable within 60 days to purchase 286,667 shares of common stock and 99,273 shares of common stock owned by Family Realty, Inc. Mr. Beach owns all of the voting stock and an economic interest of one-half of one percent (0.5%) in Family Realty.

(3) Includes options exercisable within 60 days to purchase 143,334 shares of common stock.

(4) Includes options exercisable within 60 days to purchase 38,333 shares of common stock.

(5) Includes options exercisable within 60 days to purchase 38,334 shares of common stock.

(6) Includes options exercisable within 60 days to purchase 7,500 shares of common stock.

(7) According to a Schedule 13G, dated February 9, 1998, filed with the SEC by Boston Partners Asset Management, L.P. ("BPAM"), BPAM, an investment advisory firm, beneficially owns 480,000 shares of common stock. BPAM disclosed in its Schedule 13G that (a) it has shared dispositive and voting power for all 480,000 shares of the common stock with Boston Partners, Inc., the sole general partner of BPAM and Desmond John Heathwood, the principal stockholder of Boston Partners; and (b) each of BPAM, Boston Partners and Mr. Heathwood may be deemed to own beneficially all 480,000 shares of common stock. BPAM also disclosed in its Schedule 13G that it holds all 480,000 shares of the common stock under management for its clients, none of whom owns more than 5.0% of the common stock according to the Schedule 13G.

(8) According to a Schedule 13G/A dated May 10, 1999, filed with the SEC by Salomon Smith Barney Holdings, Inc., a holding company ("SSB Holdings"), its wholly-owned subsidiaries Salomon Brothers Holding Company, Inc. ("SBHC") and SSBC Fund Management, Inc., formerly Mutual Management Corp. ("SSBC"), Salomon Brothers Asset Management, Inc., a wholly-owned subsidiary of SBHC ("SBAM"), and Citigroup Inc., the sole stockholder of SSB Holdings ("Citigroup"), and a Schedule 13G/A dated September 9, 1999, filed with the SEC by Citigroup, these reporting companies in the aggregate beneficially own shares of common stock as follows: (a) SSB Holdings -- 983,850 shares, shared voting and dispositive power -- 983,850 shares; (b) SBHC -- 503,850 shares, shared voting and dispositive power -- 503,850 shares; (c) SSBC -- 480,000 shares, shared voting and dispositive power -- 480,000 shares; (d) SBAM -- 480,000 shares, shared voting and dispositive power -- 480,000 shares; (e) Citigroup -- 300,650 shares, shared voting and dispositive power
     -- 300,650 shares.

(9) According to a Schedule 13G/A dated February 4, 1999, filed with the SEC by Marsh & McLennan Companies, Inc. a holding company, its wholly-owned subsidiary Putnam Investments, Inc. ("PII") and PII's wholly-owned subsidiaries The Putnam Advisory Company, Inc. ("PACI") and Putnam Investment Management, Inc. ("PIMI") and the Putnam Capital Appreciation Fund ("PCAF") in the aggregate beneficially own shares of common stock as follows: (a) PII -- 496,374 shares, shared voting power -- 10,674 shares, shared dispositive power -- 496,374 shares; (b) PIMI -- 485,700 shares, shared dispositive power -- 485,700 shares; (c) PAC 10,674 shares, shared voting and dispositive power -- 10,674 shares; and (d) PCAF -- 485,700 shares, shared dispositive power -- 485,700 shares.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the common stock with the cumulative total return of a hypothetical investment in each of the National Association of Real Estate Investment Trusts ("NAREIT") Equity Index and the S&P 500 Index based on the respective market price of each such investment from October 31, 1997 through December 31, 1999, assuming in each case an initial investment of $100 on October 31, 1997, and reinvestment of dividends.

                                                          CRRR                       S&P 500                  NAREIT EQUITY
                                                          ----                       -------                  -------------
10/31/97                                                 100.00                      100.00                      100.00
12/31/97                                                  95.49                      106.43                      104.57
3/31/98                                                   96.21                      121.27                      104.09
6/30/98                                                   87.64                      125.28                       99.31
9/30/98                                                   93.07                      112.82                       88.86
12/31/98                                                  76.53                      136.84                       86.27
3/31/99                                                   79.03                      143.65                       82.11
6/30/99                                                   84.91                      153.78                       90.39
9/30/99                                                   64.84                      144.17                       83.12
12/31/99                                                  50.14                      165.62                       82.29

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a description of certain transactions and relationships between Captec and its affiliates. Because these transactions are among affiliates, there can be no assurance they are on terms as favorable as could have been obtained through negotiations between unaffiliated parties.

     Kona Restaurant Group, of which Mr. Ford is the Chief Executive Officer, is a lessee of five properties from Captec on which it operates Johnny Carino's Italian Kitchen and Kona Steakhouse restaurants. Rent payments to Captec from these properties were approximately $877,000 in 1999 and are anticipated to be approximately $986,000 in 2000.

     Pursuant to an August 29, 1997 Advisory Agreement, Captec pays to Captec Advisors a management fee in an amount equal to the lesser of (i) 0.6% per annum of the aggregate capitalized cost (excluding accumulated depreciation) of all assets in Captec's portfolio, or (ii) 5.0% of Captec's revenues. Under the advisory agreement, Captec may pay Captec Advisors an incentive fee equal to 15.0% of the amount by which any increase in annual FFO per share exceeds a 7.0% annual increase in FFO per share multiplied by the weighted average number of shares of common stock outstanding. Captec is also subject to cost reimbursements to Captec Advisors in an amount equal to all costs incurred in the acquisition of properties. The sum of the incentive fee and the cost reimbursement (the "acquisition fee") will not exceed 3.0% of the acquisition cost of properties identified by Captec Advisors and acquired during the term of the advisory agreement. In December 1998, the advisory agreement was amended retroactive to January 1, 1998 to reduce the management fee to Captec Advisors by the amount of acquisition fees paid directly to Captec Advisors as a result of acquisitions made by Captec Franchise Capital Partners L.P. III and Captec Franchise Capital Partners L.P. IV, each of which is a limited partnership of which Captec is the general partner. Upon the formation of Family Realty, CNLR Development, Inc., a subsidiary of Captec, was engaged by Family Realty to provide acquisition and advisory services to Family Realty. Captec Advisors provides management and advisory services to CNLR Development in connection with the services provided by CLNR Development to Family Realty. In conjunction with these transactions, the advisory agreement was amended to provide for an allocation between Captec and CNLR Development of the obligation to pay the management fee to Captec Advisors. During 1999, the aggregate management fee paid to Captec Advisors was $1,384,000 and CNLR Development and the limited partnerships paid the entire amount of the fee. In addition, during 1999, Captec paid acquisition fees to Captec Advisors of approximately $104,000. The amount to be paid under the advisory agreement in 2000 will vary based upon numerous circumstances and the actual amount paid pursuant to the advisory agreement in 2000 may vary materially from the amount paid in 1999. These variations could result from changes in Captec's property portfolio balance caused by property acquisitions and dispositions, changes in the amount of fees received by Captec Advisors from CNLR Development and the limited partnerships that result in reductions to the asset management fee due from Captec, and changes in the amount of new properties identified by Captec Advisors and acquired by Captec during the year. Messrs. Beach, Martin and Sherard are principal shareholders, directors and/or officers of Captec Advisors.

     Captec Financial Group was indebted to Captec in the principal amount of $9,719,798 as of December 31, 1999 pursuant to a master revolving note collateralized in part by a senior interest in a portfolio of loans under an assignment of contracts with Captec Financial Group and in part by a subordinate interest in a portfolio of loans owned by Captec Financial Group Funding Corporation, a wholly-owned subsidiary of Captec Financial Group, under an assignment of contracts with Captec Financial Group. The master note bears interest at an annual rate of 10.0% and is payable on demand. The outstanding principal balance of this master note at the time of Captec's initial public offering in November 1997 was approximately $21,247,000.

     Captec Financial Group was indebted to Captec in the principal amount of $1,658,476 as of December 31, 1999, pursuant to a promissory note collateralized by a subordinate class certificate issued by an affiliate which bears interest at an annual rate of 15.70% and is payable on demand. The outstanding principal balance of this note at the time of Captec's initial public offering was $1,919,000.

     Mr. Beach and Captec are each stockholders of Family Realty, Inc. and Family Realty II, Inc., affiliates of Captec formed to invest in net-leased entertainment-based retail properties. Mr. Beach owns all of the voting stock and an economic interest of one-half of one percent (0.5%), and Captec owns 60.0% of the non-voting common stock of each of Family Realty and Family Realty
II. Pursuant to an agreement between Captec and Family Realty, beginning in 1999, Captec receives a quarterly asset management fee from Family Realty which totaled $491,830 in 1999. The amount to be received by Captec from Family Realty in 2000 will vary based upon numerous circumstances, some of which are beyond Captec's control, and the amount received in 2000 may vary materially from the amount received in 1999.

                              STOCKHOLDER PROPOSAL

     Captec has received the following stockholder proposal and supporting statement for inclusion in this proxy statement and the proposing stockholder has informed Captec that he intends to present the proposal for action at the annual meeting.

     RESOLVED: The company's by-laws be amended to prohibit the direct or indirect use of the funds of the company or its affiliates to purchase or maintain insurance intended to secure the company's officers or directors or employees against liability for errors, omissions, breaches of fiduciary duty, and, in general, torts relating to their conduct of the company's business; and that all clauses tending to indemnify officers, directors, or employees be eliminated from the by-laws.

SUPPORTING STATEMENT

     During the last approximately two years' of management of this company by its officers and directors, the share price has dropped from $18 to a low of $6. A December 20 1999 announcement of management's intention to have Captec purchase private companies, in which very large interests are held by Captec's CEO and his family, and to convert from a REIT into a C-Corp and reduce the dividend by 70% and change the nature of the business from real estate to specialty finance, caused the share price to drop over three and a half dollars in less than a week. As this proposal would appear to be self-serving, and as shareholders have suffered grievously from the drop in share price and the threat of a profound reduction in the dividend and a radical change in the nature of the company, those responsible for this decision, and any others past or present to which can be attributed the shareholders' loss of value, should be held accountable, without the expenditure of company funds, which is to say shareholder wealth, to secure them from the consequences of their errors and their greed.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Your Board of Directors has considered this stockholder's proposal and believes that such an amendment to the bylaws could have a material adverse impact upon Captec's financial condition, results of operations and funds available for distribution to stockholders. The ability of any business to provide meaningful indemnification from personal liability to its officers, directors, and employees is essential for it to be able to attract and retain qualified personnel at all levels. The potential exposure of employees to liability to third parties for their negligent actions without any meaningful indemnification from Captec would make it extremely difficult, if not impossible, for Captec to attract and retain qualified employees. Although this proposal does not include a specific proposed bylaws provision, it purports to amend the bylaws to prohibit Captec from purchasing insurance to protect, among others, its employees from personal liability for torts, such as ordinary negligence. Your Board of Directors believes that the maintenance of insurance against such personal liability by officers, directors and employees is a prudent means by which Captec provides meaningful indemnification to our valued employees and others at a quantifiable and manageable cost. If approved, the proposal would cause the deletion from the bylaws of any provision affirmatively authorizing indemnification, but would not prohibit Captec from indemnifying its employees and others from personal liability. If prohibited from purchasing insurance for such indemnification obligations, Captec either would be required to indemnify its employees directly from corporate funds or to refuse to provide such indemnification. Requiring Captec to indemnify employees and others out of corporate funds could result in material, unforeseeable liabilities which could have a material adverse effect on Captec's financial condition, results of operations and funds available for distribution to stockholders. Under this proposal, the liabilities against which Captec no longer could maintain insurance would include claims for personal injury sustained by third parties as a result of the negligent operation of automobiles by employees in the course of employment. In addition, pursuant to written agreements, Captec is required to indemnify certain officers and directors and maintain certain officers and directors liability insurance. Approval of this proposal prohibiting the maintenance of such insurance would apply only prospectively and would not relieve Captec of its existing contractual obligations to provide indemnification and to maintain insurance or retroactively deny indemnification to any person entitled to indemnification based upon conduct prior to the approval of the proposal. Finally, as with all employees, the Board of Directors believes the inability of Captec to maintain directors' and officers' liability insurance would materially adversely effect Captec's ability to attract and retain qualified directors and officers.

     In addition to the foregoing, your Board of Directors believes that the proponent's supporting statement clearly demonstrates that this proposal is motivated by the proponent's opposition to Captec's recently abandoned restructuring plan of merger. This proposal was dated February 1, 2000 and was submitted while the special committee was still in the process of evaluating the proposed merger and prior to the abandonment of the merger on May 1, 2000. As many of our stockholders are aware, in December 1999, Captec announced a restructuring plan of merger under which, subject to approval by Captec's non-affiliated stockholders, Captec would have merged with Captec Financial Group and Captec Advisors. The factors and circumstances leading to the proposed restructuring plan are described by

Captec in a December 20, 1999 press release and in a publicly available 265-page preliminary proxy statement filed with the SEC on April 19, 2000. This public filing can be obtained by shareholders through the SEC's EDGAR database at www.sec.gov. Adoption of the restructuring plan would have required the vote of a majority of Captec's outstanding shares of common stock owned by non-affiliated stockholders. As described in specific detail in the press release and preliminary proxy statement, the restructuring plan was developed in response to ongoing market conditions which are unfavorable toward REITs. A special committee of Captec's Board of Directors considered the proposed restructuring plan. The special committee consisted of all non-management directors of Captec, none of whom would have received any of the consideration to be paid by Captec for the merger. The special committee, based upon its extensive investigation and in the exercise of its business judgment, approved the restructuring plan subject to the express condition in the merger agreement that it be approved by Captec's non-affiliated stockholders. Subsequently, after months of ongoing consideration of the restructuring plan, based upon the views of both Captec's major institutional stockholders and many smaller, individual stockholders, the special committee concluded that the restructuring plan did not enjoy broad-based support and voted to terminate the restructuring plan.

     The restructuring plan has been terminated and all that occurred is that the special committee, in the exercise of its business judgment and fulfillment of its fiduciary duty to stockholders, investigated and approved the restructuring plan subject to non-affiliated stockholder approval and subsequently voted to terminate the restructuring plan upon concluding it did not have broad-based stockholder support. Under these circumstances, including that the proposed bylaws amendment cannot relieve Captec of its contractual indemnification obligations or retroactively deny rights to indemnification, your Board of Directors does not believe the proposed bylaws amendment would serve any beneficial purpose.

     Therefore, the Board of Directors recommends that you vote AGAINST proposal Two using the WHITE proxy card.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Any stockholder proposal intended to be presented at Captec's 2001 Annual Meeting of Stockholders must be received by Captec at 24 Frank Lloyd Wright
Drive, Lobby L, 4th Floor, Ann Arbor, MI 48106-0544, on or before           ,
2001 for inclusion in Captec's proxy statement and form of proxy relating to the 2001 Annual Meeting of Stockholders. For stockholder proposals which are not submitted in accordance with Rule 14a-8 (such as a proposal to be submitted at the next annual meeting of stockholders, but not submitted for inclusion in Captec's proxy statement), and of which Captec has not received reasonable advance notice, Captec's designated proxies may exercise their discretionary voting authority without any discussion of any proposal in Captec's proxy
materials for any proposals which are received by Captec after           , 2001.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Captec's directors, executive officers and owners of more than 10.0% of Captec's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Captec. Executive officers, directors and owners of more than 10.0% of the common stock are required by SEC regulations to furnish Captec with copies of all forms they file pursuant to Section 16(a).

     To Captec's knowledge, based solely on its review of the copies of such reports furnished to Captec and written representations that no other reports were required during the fiscal year ended December 31, 1999, its executive officers, directors and greater than 10.0% beneficial owners complied with all applicable Section 16(a) filing requirements except that Messrs. Beach, Martin, Sherard, Peters, Howley, Krul, Chadwick and Adams each failed to file a Form 4 with respect to the grant to them of certain options on January 14, 1999 and which are described in the proxy statement. See "Directors Compensation" and "Compensation Committee Report."

                                 OTHER MATTERS

     Captec has selected PricewaterhouseCoopers LLP as its independent accountants for the current fiscal year. Representatives of PricewaterhouseCoopers LLP, which served as Captec's independent public accountants during the fiscal year ended December 31, 1999, are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     If the enclosed proxy card is executed and returned to Captec, the persons named in it will vote the shares of common stock represented by that proxy at the annual meeting. The form of proxy permits specification of a vote for the election of directors as set forth under "Election of Directors," the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

     When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the annual meeting to elect directors as set forth under "Election of Directors" and against the stockholder proposal described below if it is properly brought before the meeting. Under Delaware law, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. The nine director nominees receiving the greatest number of affirmative votes will be elected directors. If any other matter properly comes before the annual meeting, the persons named in the proxy will vote thereon in accordance with their judgment.

     Management does not know of any other matter that will be presented for action at the annual meeting except that a stockholder has informed Captec that, at the annual meeting, it intends to solicit proxies for the election of an alternative slate of directors and to propose that the Board of Directors authorize an independent investigation of the circumstances leading to the proposed, and subsequently terminated, restructuring of Captec. In support of this proposal this stockholder states in preliminary proxy material filed with the SEC that an investigation is "desirable" because of allegations by "a number of [unidentified] shareholders of self-dealing by management and two lawsuits." Since management is likely to be a target of the proposed investigation, management may have interests with respect to this proposal that are in addition to, or conflict with, those of Captec and its stockholders.

     As many of our stockholders are aware, in December 1999, Captec announced a restructuring plan of merger under which, subject to approval by Captec's non-affiliated stockholders, Captec would have merged with Captec Financial Group and Captec Advisors. The factors and circumstances leading to the proposed restructuring plan are described by Captec in a December 20, 1999 press release and in a publicly available 265-page preliminary proxy statement filed with the SEC on April 19, 2000. This public filing can be obtained by shareholders through the SEC's EDGAR database at www.sec.gov. Adoption of the restructuring plan would have required the vote of a majority of Captec's outstanding shares of common stock owned by non-affiliated stockholders. As described in specific detail in the press release and preliminary proxy statement, the restructuring plan was developed in response to ongoing market conditions which are unfavorable toward REITs. A special committee of Captec's Board of Directors considered the proposed restructuring plan. The special committee consisted of all non-management directors of Captec, none of whom would have received any of the consideration to be paid by Captec for the merger. The special committee, based upon its extensive investigation and in the exercise of its business judgment, approved the restructuring plan subject to the express condition in the merger agreement that it be approved by Captec's non-affiliated stockholders. Subsequently, after months of ongoing consideration of the restructuring plan, based upon the views of both Captec's major institutional stockholders and many smaller, individual stockholders, the special committee concluded that the restructuring plan did not enjoy broad-based support and voted to terminate the restructuring plan.

     Your Board of Directors has considered this stockholder's proposal and believes that such an investigation would serve no useful purpose. The stockholder's proposal, which, if approved, would have the effect only of a recommendation to the Board of Directors in any event, is vague with respect to the scope and nature of the proposed investigation and fails to offer a supporting statement to explain the benefits of conducting such an investigation, other than to state its belief that such an investigation would be "desirable." The restructuring plan has been terminated and all that occurred is that the special committee, in the exercise of its business judgment and fulfillment of its fiduciary duty to stockholders, investigated and approved the restructuring plan subject to non-affiliated stockholder approval and subsequently voted to terminate the restructuring plan upon concluding it did not have broad-based stockholder support. Under these circumstances, the Board of Directors believes an internal investigation cannot serve any useful purpose. As noted above, an extensive discussion of the factors considered by the special committee in its deliberations of the restructuring plan is contained in Captec's preliminary proxy statement, which is a matter of public record. The stockholder also notes that there are currently pending two lawsuits filed by stockholders of Captec. Each lawsuit arises from the December 20, 1999 merger agreement which has been terminated and the transaction contemplated thereby abandoned. See "Election of Directors -- Litigation." Captec intends to defend against each of these actions. For all of the foregoing reasons, the Board of Directors strongly believes it is inadvisable to conduct an open-ended investigation of the type recommended by the stockholder.

     Therefore, the Board of Directors recommends that you vote AGAINST Proposal Three using the WHITE proxy card.

                                          By order of the Board of Directors,

                                          /s/ Edward G. Ptaszek

                                          Edward G. Ptaszek
                                          Secretary

Dated:           , 2000

                                   APPENDIX A

                         CAPTEC NET LEASE REALTY, INC.

                            AUDIT COMMITTEE CHARTER

I.  STATEMENT OF POLICY

     The Audit Committee ("Audit Committee" or "Committee") is appointed by the Board of Directors of Captec Net Lease Realty, Inc. (the "Company") to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company's financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Company's financial statements; any financially-related legal compliance or ethics programs as established and assigned to the Audit Committee by the Board; and any other areas specified by the Board of potential significant financial risk to the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication among the Directors, the independent auditors and the senior and financial management of the Company.

II.  AUDIT COMMITTEE DUTIES, RESPONSIBILITIES AND PROCESSES

     The following shall be the principal duties, responsibilities and recurring processes of the Audit Committee in carrying out its oversight role. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate. As part of the oversight responsibility, the Committee shall:

A.  MEETING FREQUENCY

     1. Meet semi-annually or more frequently as circumstances dictate. The Chairman of the Audit Committee shall select the meeting dates after consultations with the other members of the Committee.

     2. Be presented in advance of each meeting with an agenda for such meeting as prepared or approved by the Chairman of the Committee.

B.  FINANCIAL REPORTING PROCESS AND INTERNAL CONTROL

     1. Review with management and the independent auditors the audited financial statements to be included in the Company's annual report on Form 10-K to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed. Significant findings, difficulties encountered during the course of audit work and any changes in the planned scope should also be discussed with the independent auditors.

     2. Review with the independent auditors the matters required to be communicated to audit committees in accordance with AICPA Statement on Auditing Standards (SAS) No. 61 regarding the annual audit.

     3. Discuss quarterly unaudited financial statements with management and the independent auditors; discuss with the independent auditors the results of their review performed in accordance with SAS No. 71 for unaudited financial statements prior to the Company's filing of its Form 10-Q with the Securities and Exchange Commission. The Chairman of the Audit Committee may represent the entire committee for purposes of this discussion.

     4. Review audit findings, including any significant suggestions for improvements provided to management by the independent auditors, and obtain management's response to the suggestions from the independent auditors.

     5. Review the Company's accounting and financial controls with the independent auditors and the Company's financial officers, including obtaining of adequate assurance from the independent auditors of the adequacy of the Company's accounting and financial controls.

     6. Meet periodically with the independent auditor and management in separate executive sessions to discuss any matters that the Audit Committee or these persons believe should be discussed privately with the Committee.

     7. Perform such other oversight functions as requested by the Board of Directors.

C.  AUDITING FUNCTIONS

     1. Since the independent auditor is ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the shareholders, the Audit Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

     2. Approve the arrangements, scope and cost of any significant non-audit engagement by the independent auditor for the Company; receive from the independent auditor a formal written statement annually stating

        (a.) the Director is employed by the Company or any of its subsidiaries or was so employed within the past three years;

        (b.) the Director has accepted compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan or non-discretionary compensation;

        (c.) the Director is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer; immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, daughter-in-law, son-in-law and anyone who resides in the person's home;

        (d.) the Director is a partner in, or a controlling shareholder or an executive officer of, any for-profit organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Corporation's securities) that exceed the greater of: (l) 5% of the Company's or the business organization's consolidated gross revenues, or (ii) $200,000 in any of the past three years; or

        (e.) the Director is employed as an executive of another entity and any of the Company's executives serve on that entity's compensation committee.

       The Board may appoint one director who fails the independence test so long as that director is not a current employee or an immediate family member of an employee and the Board, "under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the shareholders, and the Board discloses in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

     3. All members of the Committee will be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement or will become able to do so within a reasonable time following appointment to the Audit Committee.

     4. At least one member of the Committee will have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in that member's financial sophistication, including being or having been a chief executive officer, chief financial officer of other senior officer with financial oversight responsibilities.

B.  All Directors shall be invited to all Audit Committee meetings.

C. The Chairman of the Audit Committee shall update the Board of Directors on the activities of the Audit Committee regularly. Minutes of any Audit Committee meeting shall be provided to all Directors at the following Board of Directors meeting, at which time the Chairman of the Audit Committee will provide additional comments as appropriate.

D. The Audit Committee shall review and approve the report required by the Securities and Exchange Commission to be included in the Company's annual proxy statement.

E. The Audit Committee shall review and reassess the adequacy of the Audit Committee Charter on an annual basis and any changes thereto shall be submitted to the Board of Directors for approval.

F. The Company shall have the Charter published at least every third year in the Company's proxy statement in accordance with the Securities and Exchange Commission regulations.

G. In accordance with the applicable Nasdaq Marketplace Rules, the Company must provide the Nasdaq Stock Market written confirmation regarding compliance with Nasdaq's Audit Committee Structure and composition requirements, including

     1. The determination made by the Board of Directors regarding Audit Committee member independence.

     2. The financial literacy of Audit Committee members.

     3. The determination that at least one Audit Committee member has accounting or financial management expertise.

     4. The review and reassessment of the adequacy of this Charter on an annual basis.

                                        DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

[X] Please mark votes
    as this example.

                                    CAPTEC'S BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND 4 AND
                                                   "AGAINST" PROPOSALS 2 AND 3.

1.       ELECTION OF DIRECTORS
         Nominees:    Patrick L. Beach        W. Ross Martin      H. Reid Sherard       Richard J. Peters         Creed L. Ford, III
                      William H. Krul, II     Lee C. Howley       Albert T. Adams       William J. Chadwick

         [ ] FOR all nominees                    [ ] WITHHELD as to all nominees

         [ ] FOR, except vote withheld from the following nominee(s):

         -----------------------------------------------------------------------

2. PROPOSAL TO AMEND CAPTEC'S BYLAWS TO PROHIBIT DIRECT OR INDIRECT USE OF CORPORATE FUNDS TO PURCHASE INSURANCE TO SECURE CAPTEC'S OFFICER'S, DIRECTORS OR EMPLOYEES AGAINST LIABILITY FOR ERRORS, OMISSIONS, BREACHES OF FIDUCIARY DUTY AND TORTS.

         [ ] FOR                     [ ] AGAINST                 [ ] ABSTAIN

3. RECOMMENDATION THAT THE BOARD OF DIRECTORS AUTHORIZE AN INDEPENDENT INVESTIGATION OF THE CIRCUMSTANCES LEADING TO THE PROPOSED (AND SUBSEQUENTLY ABANDONED) RESTRUCTURING.

         [ ] FOR                     [ ] AGAINST                 [ ] ABSTAIN

4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

         [ ] FOR                     [ ] AGAINST                 [ ] ABSTAIN

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Captec Net Lease Realty, Inc. called for Wednesday, August 9, 2000, and a Proxy Statement for the Meeting prior the signing of this proxy.

                         Dated:                                          , 2000
                                -----------------------------------------

                         ---------------------------------------------------
                                              Signature

                         ---------------------------------------------------
                                              Signature

                         Please sign exactly as your name(s) appears(s) on this proxy. When signing in a representative capacity, please give title.

                        PLEASE DETACH PROXY CARD HERE

                        CAPTEC NET LEASE REALTY, INC.
                         24 Frank Lloyd Wright Drive
                        Ann Arbor, Michigan 48106-0544


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPTEC NET LEASE REALTY, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 9, 2000 AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

         The undersigned, being a stockholder of CAPTEC NET LEASE REALTY, INC. ("Captec"), hereby authorizes Patrick L. Beach, W. Ross Martin and H. Reid Sherard and each of them, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Captec to be held at __________ on August 9, 2000 at ______ a.m., eastern time, and at any adjournment thereof, and at the meeting to act, with respect to all votes that the undersigned would be entitled to cast, if then personally present, as appears on the reverse side of this proxy.

     In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is exercised.

     Shares of the Captec common stock will be voted as specified. If no specification is made, shares will be voted FOR the nominees for director named on the reverse side, AGAINST proposals two and three and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other matter which may properly come before the Meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

                                                       (Continued on other side)